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                                                                   EXHIBIT 21(A)

                             CULBRO CORPORATION


                                                 STATE/JURISDICTION
   SUBSIDIARIES (1)                               OF INCORPORATION


General Cigar Co., Inc. (2)                      Delaware
General Cigar Holdings, Inc.                     Delaware
Culbro Land Resources, Inc. (3)                  Delaware
387 PAS Corp.                                    New York
Imperial Nurseries, Inc.                         Delaware
Club Macanudo, Inc.                              New York
GCH Transportation, Inc.                         Delaware
Club Macanudo (Chicago), Inc.                    Illinois


(1) The Corporation also has approximately 7 inactive subsidiaries which considered in the aggregate as a single subsidiary would not constitute a significant subsidiary. The Consolidated Financial Statements of the Corporation include the accounts of all subsidiaries of the Corporation.

(2) Includes approximately 8 subsidiaries and 4 operating divisions within which it carries on its cigar manufacturing and distribution business, and approximately 12 assumed names in which it does business.

(3) Includes approximately 5 subsidiaries utilized to carry on certain aspects of its real estate development business.